Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated March 22, 2019 relating to our audits of financial statements of IntelGenx Technologies Corp. as of and for the years ended December 31, 2018 and 2017 appearing in this Annual Report on Form 10-K of IntelGenx Technologies Corp. for the year ended December 31, 2018 and to the incorporation by reference of such report into our registration statements (Nos. 333-228901, 333-226390, 333-212860, 333-196165, 333-170604 and 333-138857) on Form S-8 and registration statements (Nos. 333-229000, 333-226109 and 333-217148) on Form S-1.

Richter LLP (Signed) 1

Montréal, Québec,
Canada
March 22, 2019

 1CPA auditor, CA, public accountancy permit No. A112505